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Gran Tierra Energy Inc.
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On May 8, 2015, Gran Tierra Energy Inc. and West Face Capital Inc. issued the following press release:

Gran Tierra and West Face Capital Announce Agreement

Gran Tierra Announces Expanded Board of Directors and Nominees for 2015 Annual Meeting of Stockholders

Gary Guidry Appointed President and Chief Executive Officer

CALGARY and TORONTO, May 8, 2015 - Gran Tierra Energy Inc. (Gran Tierra or the Company) (NYSE MKT: GTE, TSX: GTE), a company focused on oil exploration and production in South America, and West Face Capital Inc. (West Face) today announced that they have reached an agreement related to Gran Tierra's 2015 Annual Meeting of Stockholders, which will be held on June 24, 2015. West Face owns approximately 9.8% of the Company's outstanding common shares.

Under the terms of the agreement, the Gran Tierra Board of Directors will be expanded from six to eight directors, with West Face nominees immediately filling two vacant positions and two newly created ones. The West Face nominees are: Peter Dey, Robert B. Hodgins, Ronald Royal and David P. Smith. Additional West Face nominees Gary S. Guidry and Brooke Wade, continuing director J. Scott Price and a mutually agreed upon eighth director will complete the eight-member board to be nominated in the Company's proxy materials for election at Gran Tierra's 2015 Annual Meeting.

In addition, Mr. Guidry has been appointed President and Chief Executive Officer of Gran Tierra, effective immediately. Jeffrey Scott, previously Gran Tierra's Executive Chair of the Board, will serve as Chairman until the 2015 Annual Meeting. Duncan Nightingale, Gran Tierra's interim President and Chief Executive Officer, and its Chief Operating Officer until February 2015, will continue with the Company as Executive Vice President.

In connection with the agreement, West Face, among other things, has agreed to vote all of its Gran Tierra common shares in favor of each of the Company's director nominees at the 2015 Annual Meeting.

Mr. Scott said, "The Board of Directors has acted in the best interest of the Company and its stockholders since its founding over ten years ago. Our Board has supported Gran Tierra's growth and achievements, including the Costayaco and Moqueta discoveries as well as the Solana merger in 2008. The Board's commitment to our stockholders also drove the changes made earlier this year to Gran Tierra's leadership, strategy and cost structure, and our decision to engage with West Face. I am proud of what we have accomplished, and with Gary Guidry as CEO and a Board that benefits from both continuity as well as new perspectives, I believe Gran Tierra is well positioned for the next phase of its journey."

Mr. Guidry said, "I look forward to working with the team at Gran Tierra. Its platform in Colombia is well positioned for growth and value creation."

"We commend Gran Tierra's Board for quickly working on a resolution in the best interests of all stockholders," said Thomas Dea, Partner at West Face. "As the Company's largest stockholder, we believe Gran Tierra has great potential."

"We extend our appreciation to Gran Tierra's retiring directors, Jeff Scott, Gerry Macey and Nick Kirton, whose dedication and counsel helped navigate the Company through the dynamic opportunities and challenges of this industry," said Mr. Price. "We also appreciate the input we have received from our stockholders and look forward to building value on their behalf."

The complete agreement between Gran Tierra and West Face will be filed on a Form 8-K with the Securities and Exchange Commission (the "SEC") and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval ("SEDAR"). Gran Tierra will file its definitive proxy statement for the 2015 Annual Meeting in due course.

About the 2015 Director Nominees

Gary S. Guidry is a professional engineer and has more than 35 years of experience developing and maximizing assets in the international oil and gas industry. Mr. Guidry has direct experience managing large, international projects, including assets in Latin America, Africa, the Middle-East and Asia. Most recently Mr. Guidry was the President and CEO of Caracal Energy, a London Stock Exchange listed Company with operations in Chad, Africa. He held that position from mid-2011 until the Company was acquired by Glencore plc for $1.8 billion in mid-2014. In 2014, Mr. Guidry was awarded the Oil Council Executive of the Year award for his leadership role with Caracal. Prior to Caracal, Mr. Guidry was the President and CEO of Orion Oil and Gas (TSX listed), which operated in western Canada from mid-2009 until mid-2011 when it was sold. From May 2005 until December 2008, he was the President and CEO of Tanganyika Oil Company (TSX listed) which operated in Syria and Egypt. Prior to Tanganyika, Mr. Guidry was CEO of Calpine Natural Gas Trust. Mr. Guidry is an Alberta-registered Professional Engineer and a member of APEGA. He received a Bachelor of Science in Petroleum Engineering from Texas A&M University in 1980.

Peter Dey is Chairman of Paradigm Capital Inc., an investment dealer. He is a director of GoldCorp Inc. and Granite REIT Inc. Formerly, Mr. Dey was Chairman of the Ontario Securities Commission, Chairman of Morgan Stanley Canada, Senior Partner with Osler, Hoskin & Harcourt LLP, Chairman of the Toronto Stock Exchange Committee on Corporate Governance, and a director of Caracal Energy Inc.

Robert B. Hodgins currently sits on the Boards of AltaGas Ltd., Enerplus Corporation, MEG Energy Corp., StonePoint Energy Inc., and Kicking Horse Energy Inc. He is the former CFO of Pengrowth Energy Trust, VP and Treasurer of Canadian Pacific Limited, CFO of TransCanada Pipelines, and is the former Chairman of Caracal Energy Inc.

J. Scott Price has 30 years of diverse global oil and gas experience including extensive experience in South America. Most recently he was the President and CEO of Solana Resources Limited prior to its combination with Gran Tierra in November, 2008. He has been a founder, director, and /or officer of a number of internationally focused public and private companies including Aventura Energy Inc., and Ocelot International Inc. Mr. Price holds a Bachelor of Science degree in Chemical Engineering and a Masters of Business Administration both from the University of Calgary.

Ronald Royal is a private businessman and serves on the Boards of Valeura Energy Inc. and Oando Energy Resources Inc. Mr. Royal is a professional engineer with more than 35 years of experience with Imperial Oil and ExxonMobil's international, upstream affiliates. Prior to his retirement in 2007, he was President and General Manager of Esso Exploration and Production Chad Inc. He is a former director of Caracal Energy Inc.

David P. Smith is Chairman of the Board of Superior Plus Corporation. He is a former Managing Partner of Enterprise Capital Management Inc., an investment manager, and is a former investment banker and energy research analyst.

Brooke Wade is currently the President of Wade Capital Corporation, a private investment company, and sits on the Boards of Novinium Inc., and IAC Acoustics Limited. He is the former Co-founder, Chairman and CEO of Acetex Corporation, founding President and CEO of Methanex Corporation, and is a former director of Caracal Energy Inc.

About Gran Tierra Energy Inc.

Gran Tierra is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.

Gran Tierra's SEC filings are available on a web site maintained by the SEC at http://www.sec.gov and on SEDAR at http://www.sedar.com.

About West Face Capital Inc.

West Face Capital Inc. is one of Canada's leading alternative investment managers. West Face has a seasoned multi-disciplinary investment team, proprietary origination channels, deep sector expertise and the ability to act on investment targets in domestic and international markets.

Important Additional Information and Where to Find It

Gran Tierra Energy Inc. intends to file with the SEC and expects to mail to stockholders a proxy statement relating to the Gran Tierra 2015 Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Gran Tierra at the SEC's website at www.sec.gov. These documents can also be obtained free of charge from the Investor Relations page of Gran Tierra's website at www.grantierra.com. Copies may also be obtained free of charge by contacting Gran Tierra Investor Relations by mail at Gran Tierra Energy Inc., Investor Relations, 200, 150 13th Avenue S.W., Calgary, Alberta, Canada T2R 0V2. The Gran Tierra directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders. Information regarding the names and special interests of these directors and executive officers in proxy solicitation will be included in the proxy statement described above.